As filed with the Securities and Exchange Commission on October 15, 2020

Registration Nos. 333-188444

333-233046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-188444

Post-Effective Amendment No. 1 to Form S-3, Registration Statement No. 333-233046

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rosetta Stone Inc.

(Exact name of registrant as specified in its charter)

Delaware	043837082
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1621 North Kent Street, Suite 1200,

Arlington, Virginia 22209

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (703) 387-5800

Barbara Benson

Chief Financial Officer and Treasurer

Rosetta Stone Inc.

1621 North Kent Street, Suite 1200,

Arlington, Virginia 22209

(703) 387-5800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Presutti Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 756-2000	Lillian Tsu Tiffany Posil Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 (212) 918-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Rosetta Stone Inc., a Delaware corporation (the “Registrant”), to withdraw and remove from registration any and all securities of the Registrant that remain unsold under the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-3 (Registration No. 333-188444), filed with the SEC on May  8, 2013, as amended on May 30, 2013, registering (i) the offer and sale by the Registrant of up to $150,000,000 of shares of common stock, shares of preferred stock, warrants, units, senior debt securities and/or subordinated debt securities and (ii) the resale by certain selling stockholders identified therein of up to an aggregate of 8,433,620 shares of the Registrant’s common stock; and

•

Registration Statement on Form S-3 (Registration No. 333-233046), filed with the SEC on August  6, 2019, as amended on August 15, 2019 and August  22, 2019, registering the offer and sale by the Registrant of up to $200,000,000 of shares of common stock, shares of preferred stock, warrants, units, senior debt securities and/or subordinated debt securities.

On October 15, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 29, 2020, by and among the Registrant, Cambium Holding Corp., a Delaware corporation (“Parent”), and Empower Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of the securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on October 15, 2020, the New York Stock Exchange filed a Form 25 to delist the Registrant’s shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 15, 2020.

ROSETTA STONE INC.

By:	/s/ Barbara Benson
	Name:	Barbara Benson
	Title:	Chief Financial Officer and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.